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                                                                    EXHIBIT 10.5

                     TRANSITIONAL SUPPORT SERVICES AGREEMENT

       This Transitional Support Services Agreement (this "Agreement") is made and entered into on August 14, 2000, but is effective as of July 1, 2000 (the "Effective Date"), by and between SCB Computer Technology, Inc., a Tennessee corporation (the "Company"), and Gary E. McCarter, a resident of Tennessee ("McCarter").

       Introduction. McCarter is a former employee of the Company who voluntarily resigned effective as of June 30, 2000. While with the Company, Mr. McCarter held the executive offices of Senior Vice President - Finance and Administration from November 16, 1996, to July 31, 1997; Chief Financial Officer from August 1, 1997, to November 30, 1999; and President - Enterprise Solutions Division from December 1, 1999, to June 30, 2000. The parties desire and have agreed that McCarter will provide certain transitional support services to the Company for a six-month period ending on December 31, 2000, to help ensure a smooth transition following his departure. In consideration of the mutual agreements, covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

       1. Appointment and Term. The Company hereby engages McCarter to perform certain transitional support services for the Company, and McCarter hereby accepts such engagement with the Company, beginning on the Effective Date and continuing for a period of six months until December 31, 2000 (the "Expiration Date"), unless earlier terminated as provided herein.

       2. Duties and Responsibilities. McCarter shall perform such transitional support services relating to the accounting, financial, operational and other functions of the Company's business and affairs as the Company may request from time to time. McCarter shall perform the services on such dates, at such times, and in such locations as the Company may reasonably request; provided, however, that McCarter shall have no obligation to occupy an office or keep hours at the Company's place of business on a regular basis. McCarter shall devote such time as is reasonably necessary to perform the services in a timely manner. McCarter shall report directly to the Chief Executive Officer and the Chief Financial Officer of the Company. Upon request by the Chief Executive Officer or the Chief Financial Officer, McCarter shall provide any person associated with the Company with briefings, reports, updates, and all other information relating to the transitional support services performed by McCarter for the Company.

       3. Compensation. In full consideration for the services performed by McCarter under this Agreement, the Company shall pay to McCarter a fee of $24,810.58 per month during the term of this Agreement. The Company shall pay the monthly fee in arrears in two equal installments of $12,405.29 on the 15th and last days of each month. The Company also shall promptly reimburse McCarter for all reasonable and necessary costs that he incurs in performing the services under this Agreement, provided that such costs are documented by receipts or other appropriate evidence relating thereto. If McCarter dies before the Expiration Date, the Company shall pay the remaining fees that McCarter would have earned through the Expiration Date, when and as they become due, to McCarter's estate.

       4. Independent Contractor. The relationship between the Company and McCarter created by this Agreement is an independent contractor relationship. Subject to the terms and conditions of this Agreement, McCarter shall exercise the sole and exclusive right to control the means and manner of performing the services under this Agreement.

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       5. Termination. This Agreement may be terminated prior to the expiration of its term only as follows:

          a. by the mutual written agreement of the parties, in which case the termination is effective on the date set forth in such agreement;

          b. by the Company, if McCarter (1) fails to perform any of his obligations under this Agreement and (2) does not remedy such failure of performance within 10 days after receiving a written notice thereof from the Company, in which case the termination is effective at the end of such 10-day period;

          c. by the Company, if McCarter (1) has a final civil judgment rendered against him for, or is convicted of or pleads guilty or nolo contendere to, the commission of fraud, or (2) is convicted after all appeals of, or pleads guilty or nolo contendere to, the commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, or receiving stolen property, in which case the termination is effective upon the entry of such judgment, conviction or plea; or

          d. by McCarter, if the Company (1) fails to perform any of its obligations under this Agreement and (2) does not remedy such failure of performance within 10 days after receiving a written notice thereof from McCarter, in which case the termination is effective at the end of such 10-day period.

         In the event of the termination of this Agreement for any of the foregoing reasons, the Company shall be obligated to compensate McCarter pursuant to Section 3 through and including the effective date of termination.

      6. Non-Disclosure and Non-Use of Confidential Information. Without the prior written consent of the Company, McCarter shall not, directly or indirectly, at any time after the Effective Date (a) reveal, divulge or otherwise disclose any Confidential Information (as defined herein) to any person or entity or (b) use or make use of any Confidential Information in connection with any activity. Notwithstanding the foregoing, McCarter shall not be restricted from disclosing Confidential Information that is required to be disclosed by applicable law or legal process; provided, however, that if disclosure of any Confidential Information is so required, McCarter shall provide the Company with prompt written notice of such requirement to enable the Company to seek an appropriate protective order before any such required disclosure is made by McCarter. The parties acknowledge and agree that this
Section 6 is not intended to, and does not, alter either the Company's rights or McCarter's obligations under any applicable law regarding trade secrets and unfair trade practices. McCarter's obligations under this Section 6 shall not be affected by, and shall survive, the expiration or earlier termination of this Agreement.

      As used in this Agreement, the term "Confidential Information" means any confidential or proprietary information possessed by the Company or any of its subsidiaries or other affiliates, including, without limitation, any non-public, confidential Company compilations of supplier lists, details of supplier contracts, customer lists, details of customer contracts, current or anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product or service development techniques or plans, computer software programs (including object code and source code), data and documentation, database technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, designs, compilations, devices, methods, techniques, processes, financial information, business acquisition plans or strategies, new personnel acquisition


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plans or strategies, and any other information that would constitute a trade secret under the statutory law or common law of the State of Tennessee.

      The provisions of this Section 6 shall not restrict McCarter from using the skills, expertise, and personal relationships developed during his employment with the Company to find and engage in future employment, and are not to be construed as imposing a "non-compete" requirement on McCarter.

      7.    Miscellaneous Provisions

            a. Entire Agreement. This Agreement constitutes the entire understanding between the Company and McCarter and is a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior negotiations, understandings, agreements and arrangements, whether written or oral, and whether express or implied, between the Company and McCarter with respect to the subject matter hereof, all of which prior negotiations, understandings, agreements and arrangements are hereby rendered null, void and of no further force or effect.

            b. Notices and Other Communications. All notices and other communications provided for in this Agreement shall be made in writing, shall be addressed to the receiving party as set forth below, and shall be delivered either (a) in person, in which case such notice or other communication shall be deemed delivered upon its actual receipt, (b) by FedEx, UPS or any other nationally recognized express delivery service, in which case such notice or other communication shall be deemed delivered upon its actual receipt, or (c) by the United States mail, return receipt requested, in which case such notice shall be deemed delivered three (3) days after the same is deposited in a postal box under the exclusive control of the United States Postal Service. For the purposes hereof, the addresses of the parties are as follows:

                    Company:    SCB Computer Technology, Inc.
                                3800 Forest Hill-Irene Road, Suite 100
                                Memphis, TN 38125
                                Attention: Chief Executive Officer

                    McCarter:   Gary E. McCarter
                                2830 Cross Country Drive
                                Germantown, TN 38138

Any party may change its address for the purposes hereof by notifying the other party of such change in the manner provided for herein.

            c. Amendment. This Agreement may be altered, amended, modified or changed (other than any waiver which shall be effective only if made in accordance with Section 7.d) only by a written agreement executed by the Company and McCarter.

            d. Waiver. No provision of this Agreement may be waived by any party hereto unless such waiver is set forth in a written agreement executed by the waiving party. The waiver of any breach of any provision of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other provision of this Agreement.

            e. Modification and Severability. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, such provision shall be modified automatically to the extent necessary to make such provision fully legal, valid or enforceable. If



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such court does not modify any such provision as contemplated herein, but instead declares it to be wholly illegal, invalid or unenforceable, such provision shall be severed from this Agreement, this Agreement and the rights and obligations of the parties hereto shall be construed as if this Agreement did not contain such severed provision, and this Agreement otherwise shall remain in full force and effect.

            f. Enforceability. This Agreement shall inure to the benefit of, and shall be enforceable by and against, McCarter and his legal representatives, executors, administrators, distributees, legatees, heirs and permitted assigns and the Company and its successors and assigns.

            g. Breach of Covenant. If McCarter breaches or threatens to breach any provision of this Agreement, the Company shall have the right and remedy to enjoin, preliminarily and permanently, McCarter from breaching or threatening to breach such provision and to have such provision specifically enforced by any court of competent jurisdiction, it being understood and agreed by McCarter that any such breach or threatened breach would cause irreparable injury to the Company and that monetary damages would not provide an adequate remedy to the Company. The rights and remedies referred to in this Section 7.g shall be independent of each other, shall be severally enforceable, and shall be in addition to (and not in lieu of) any and all other rights and remedies available to the Company at law or in equity.

             h. Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Tennessee without regard to the conflicts-of-laws provisions thereof.

             i. Multiple Counterparts. This Agreement may be executed by the parties hereto in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.



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      This Agreement is executed and delivered by the parties hereto on and as of the dates first set forth above.

                                       SCB COMPUTER TECHNOLOGY, INC.


                                       By:    /s/ T. Scott Cobb
                                           ----------------------------
                                                  T. Scott Cobb
                                                  Chief Executive Officer



                                              /s/ Gary E. McCarter
                                           ----------------------------
                                                  Gary E. McCarter






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